Exhibit 99.2

Nerdy Announces Third Quarter 2025 Financial Results

Nerdy launches the Live Learning Platform 2.0 an AI-native tutoring platform that enhances the overall experience, where human tutors augmented by AI create outcomes neither could achieve alone.

Nerdy beats Non-GAAP Adjusted EBITDA Loss guidance, reinforcing the Company’s path to profitability in the near-term; enhances liquidity by entering into a term loan with a $50 million borrowing capacity.

St. Louis, November 6, 2025 – Nerdy Inc. (NYSE: NRDY) today announced financial results for the third quarter ended September 30, 2025.

“In the third quarter, our revenue was in-line with our guidance range and we beat adjusted EBITDA guidance. We drove nearly 1,000 basis points of improvement in adjusted EBITDA margins year-over-year, reflecting steady progress on cost controls and AI-enabled operations,” said Chuck Cohn, Founder, Chairman and CEO of Nerdy. “The past 45 days in particular brought key product updates with the launch of a 2.0 version of our flagship Live Learning Platform product, as well as entirely new student and tutor experiences, with strong early signals from customers.”

Please visit the Nerdy investor relations website https://www.nerdy.com/investors to view the Nerdy Q3 Shareholder Letter on the Quarterly Results Page.

Third Quarter Financial Highlights:

Revenue In Line with Expectations – In the third quarter, Nerdy delivered revenue of $37.0 million, within our guidance range of $37 to $40 million, which represented a decrease of 1% year-over-year from $37.5 million during the same period in 2024. Revenue decreased slightly when compared to the prior year period due to lower Institutional revenue, partially offset by higher Consumer revenue. Within Consumer Revenue, Learning Membership revenue increased 5% year-over-year, which was partially offset by a specific state-funded Consumer revenue program ($0.9 million for the three months ended September 30, 2024) that did not recur in 2025. The current year period was positively impacted by higher ARPM in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases enacted during the first quarter of 2025, coupled with higher retention in newer cohorts due primarily to improvements in the user experience and new Expert incentives.

Consumer Learning Memberships – Third quarter Learning Membership revenue increased 5% year-over-year. Revenue recognized in the third quarter from Learning Memberships was $33.0 million and represented 89% of total Company revenue. As of September 30, 2025, there were 34.3 thousand Active Members, and ARPM was $374, which represented a 24% increase year-over-year. Our Active Member count as of September 30, 2025 was lower when compared to September 30, 2024 primarily due to operational challenges that we are actively addressing in part through the appointment of a new Chief Operating Officer to drive enhanced operational execution and systematic process improvements. We are also rolling out new student and Expert platform user experiences in the fourth quarter that we believe will re-accelerate growth.

Institutional Strategy – Institutional delivered revenue of $3.7 million and represented 10% of total Company revenue during the third quarter. Varsity Tutors for Schools executed 44 contracts, yielding quarterly bookings of $6.8 million, and represented a decrease of 20% year-over-year. In our Institutional business, revenues and bookings continue to be impacted by federal and state funding delays and the related impact to high-dosage tutoring contracting and program start dates. We believe our new end-to-end Varsity Tutors for Schools experience that launches toward the end of the quarter will better align to how schools operate, make it easier for school leaders to prescribe interventions and act upon data, and ultimately be a more sellable product for district wide sales.

Gross Margin Continues to Expand – Gross margin was 62.9% for the three months ended September 30, 2025, compared to a gross margin of 70.5% during the comparable period in 2024. The decrease in gross margin was primarily due to investments in Expert pay and incentives. Following the adoption of these investments, we continue to see faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention – all of which should continue to strengthen our business over the long-term. For the second consecutive quarter, gross margin improved sequentially quarter-over-quarter as margins increased approximately 140 basis points when compared to the second quarter of 2025. This gross margin expansion was primarily a result of price increases for new Consumer customers enacted during the first quarter of 2025. We expect sequential quarterly gross margin improvement to continue into the fourth quarter of 2025 as the mix of our Consumer revenue continues to shift into higher frequency and higher priced Learning Memberships, and as we are able to better optimize tutoring incentives now made possible due to improvements in the new tutor experience platform.

Path to Profitability In Sight – Our third quarter performance reinforces our confidence in the near-term path to profitability. In the third quarter, we delivered a 960 bps improvement in non-GAAP Adjusted EBITDA Margin year-over-year, driven by improved operating efficiency and cost reductions across every P&L line item. AI-enabled productivity improvements, coupled with new software-driven processes and system implementations are substantially improving our operations and allowing us to reduce headcount, which was down by approximately 27% as compared to September 30, 2024. We believe these results coupled with continued improvements enacted in the fourth quarter keep us on the path to profitability on a non-GAAP adjusted EBITDA basis in the near-term.

Adjusted EBITDA Loss Beats Guidance Range – Net loss was $18.7 million in the third quarter versus a net loss of $25.0 million during the same period in 2024. Excluding non-cash stock compensation expenses, which were treated as an adjustment for non-GAAP measures, non-GAAP adjusted net loss was $11.9 million for the third quarter of 2025 compared to a non-GAAP adjusted net loss of $15.1 million in the third quarter of 2024. We reported a non-GAAP adjusted EBITDA loss of $10.2 million for the third quarter of 2025, beating our guidance of negative $11.0 million to negative $13.0 million. This compares to a non-GAAP adjusted EBITDA loss of $14.0 million in the same period one year ago. Non-GAAP adjusted EBITDA outperformance relative to guidance and prior year was driven by across the board P&L improvements via lower marketing spend, variable staffing costs, and strong G&A cost control.

Term Loan Provides Enhanced Liquidity – As of September 30, 2025, we had $32.7 million of cash on our balance sheet. On November 3, 2025, we entered into a loan agreement that provides for up to two tranches of term loans in an aggregate principal amount of up to $50 million (the “Term Loan”), which enhances our financial flexibility as we work to become profitable on a non-GAAP adjusted EBITDA basis in the near-term while avoiding equity dilution. Also on November 3, 2025, we borrowed $20 million under the Term Loan. The Term Loan matures in 2029. For the first 36 months, monthly payments under the Term Loan will be interest only. For the remaining 12 months, monthly payments under the Term Loan will consist of equal payments of principal and interest until maturity. The Term Loan contains affirmative and negative covenants customary for agreements of this type and the delayed-draw feature lets us access funds as needed, while minimizing carrying costs. These proceeds may be used for working capital and other general corporate purposes as permitted by the Term Loan. With our cash on hand and the funding available under our Term Loan, we believe we have ample liquidity to fund the business and pursue growth initiatives.

Fourth Quarter and Full Year 2025 Outlook: Today, we are introducing fourth quarter guidance and updating full year guidance.

-	Revenue Guidance: For the fourth quarter of 2025, we expect revenue in a range of $45 million to $47 million. For the full year, we expect revenue in the range of $175 million to $177 million.

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Non-GAAP Adjusted EBITDA Guidance: For the fourth quarter of 2025, we expect a non-GAAP Adjusted EBITDA loss in a range of $2 million to breakeven. For the full year, we expect a non-GAAP Adjusted EBITDA loss in the range of $19 million to $21 million.

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Liquidity and Capital Resources: We expect to end the year with $45-48 million in cash, inclusive of $20 million funded under the new Term Loan. We believe we have ample liquidity to fund the business and pursue growth initiatives.

Webcast and Earnings Conference Call

Nerdy’s management will host a conference call to discuss its financial results on Thursday, November 6, 2025 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 192454.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until November 13, 2025 by dialing 1-866-813-9403 from the U.S. or 1-929-458-6194 from all other locations, and entering the Access Code: 354807.

About Nerdy Inc.

Nerdy (NYSE: NRDY) is a leading platform for live online learning, with a mission to transform the way people learn through technology. The Company’s purpose-built proprietary platform leverages technology, including AI, to connect learners of all ages to experts, delivering superior value on both sides of the network. Nerdy’s comprehensive learning destination provides learning experiences across thousands of subjects and multiple formats—including Learning Memberships, one-on-one instruction, small group tutoring, large format classes, and adaptive assessments. Nerdy’s flagship business, Varsity Tutors, is one of the nation’s largest platforms for live online tutoring and classes. Its solutions are available directly to students and consumers, as well as through schools and other institutions. Learn more about Nerdy at https://www.nerdy.com.

Contact

Investor Relations

investors@nerdy.com

Forward-looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue growth; enhancing the Learning Membership experience; AI-enabled productivity and operating leverage; the growth of our Institutional business; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2025 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our level of indebtedness, which could adversely affect our financial condition; our operating activities may be restricted as a result of covenants related to our Term Loan and failure to comply with these covenants could have a material adverse effect on us; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2025 and our Quarterly Report on Form 10-Q filed on November 6, 2025, as well as other filings that we may make from time to time with the SEC.